EXHIBIT 99.1


                                                      FOR IMMEDIATE RELEASE
                                                              March 2, 2004


                                                           COMPANY CONTACT:
                                                         Gregory Haidemenos
                                                     Westerbeke Corporation
                                                    (508) 823-7677 ext. 240


                      WESTERBEKE CORPORATION ANNOUNCES
                            COMPLETION OF MERGER

Taunton, Massachusetts, March 2, 2004 - Westerbeke Corporation ("Westerbeke" or the "Corporation") announced today that it has completed its merger with Westerbeke Acquisition Corporation ("Acquisition Corporation"), pursuant to the Agreement and Plan of Merger, as amended, between the Corporation and Acquisition Corporation (the "Merger Agreement"). Pursuant to the Merger Agreement, Acquisition Corporation will pay $3.26 in cash for each share of Westerbeke common stock not owned by Acquisition Corporation. The Company stated that, as a result of the merger, shares of Westerbeke common stock had ceased trading on the Nasdaq SmallCap Market. The Company also stated that Registrar and Transfer Company, the paying agent designated under the Merger Agreement, will promptly commence mailing to Westerbeke stockholders of letters of transmittal and instructions for surrendering stock certificates in exchange for the merger consideration.

About Westerbeke

Westerbeke is primarily engaged in the business of designing, manufacturing and marketing marine engine and air-conditioning products. Westerbeke's marine products consist of diesel and gasoline engine-driven electrical generator sets, inboard propulsion engines, self-contained, reverse-cycle air-conditioners, and associated spare parts and accessories. In addition, Westerbeke manufactures and markets electrical generator sets for use in non-marine applications. Westerbeke markets its products throughout the United States and internationally principally for recreational marine applications. For additional information on Westerbeke, visit Westerbeke's website at www.westerbeke.com.


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